Exhibit 99.1

                     Medi-Hut Announces Settlements of Civil
       Lawsuits against Kinray, Inc. and Santi Greco and Former Officers
                   Laurence M. Simon and Lawrence P. Marasco

    SPRING LAKE, N.J.--(BUSINESS WIRE)--Jan. 20, 2005--Medi-Hut Co., Inc. ("Medi-Hut" or the "Company") announced today that on January 19, 2005 the Company finalized a settlement agreement and release in connection with its action against Kinray, Inc., a New York based pharmaceutical distributor, and its officer, Santi Greco. This action was part of the litigation commenced in December 2003 in the Superior Court of the State of New Jersey, Monmouth County, Law Division, Medi-Hut Co., Inc. v. Joseph A. Sanpietro, et al. (Docket No. MON-L-5471-03). As part of the settlement, Kinray, Inc. agreed to pay to the Company the sum of $300,000. This settlement was entered into without any admission of liability or any inferences of wrongdoing by any settling party.
    The Company also reached settlement with two other defendants in the action described above as set forth below.
    On November 29, 2004, the Company entered into a settlement agreement and release with Laurence M. Simon, the former Chief Financial Officer of the Company. In exchange for the return of 30,000 shares of the Company's common stock and certain other non-monetary consideration, the Company agreed to dismiss its claims against Mr. Simon.
    On September 16, 2004, the Company entered into a settlement agreement and release with Lawrence P. Marasco, a former Vice President of the Company. As part of the settlement, Mr. Marasco paid to the Company the sum of $60,000, returned 405,000 shares of the Company's common stock and agreed to provide certain other non-monetary consideration.
    Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are forward looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.


    CONTACT: Medi-Hut Co., Inc.
             Tom Gifford, 732-919-2799 ext. 5550,
             Fax, 732-919-2798